Exhibit 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                         IPC INFORMATION SYSTEMS, INC.

      IPC Information Systems, Inc., a Delaware corporation incorporated August 29, 1985 under the name IPC Merger Corporation, does hereby amend and restate its certificate of incorporation to read in its entirety as set forth below:

1. Name. The name of the corporation is IPC Information Systems, Inc. (the "Corporation").

1. Registered Office and Agent. The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

1. Purpose. The nature of the business and purpose or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

1. Capital Stock. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is one thousand (1,000) shares, all of which shares shall be common stock, par value one cent ($0.01) per share (the "Common Stock"). The Common Stock is sometimes hereinafter referred to as the "Capital Stock."

1. Board of Directors.

1.1 Number of Directors. The total number of directors which shall constitute the whole board of directors shall be determined in accordance with the By-laws of the Corporation, but shall not be less than two (2) nor more than nine (9).

1.1 Written Ballot. Unless and to the extent that the By-Laws so provide, elections of directors need not be by written ballot.

1. Limitation of Director Liability.

1.1 Limitation. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is expressly prohibited by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

1.1 No Retroactive Changes. Any amendment, termination or repeal of this Paragraph 6 or any provisions hereof shall not adversely affect or diminish in any way any right or protection of a director of the Corporation existing with respect to any act or omission occurring prior to the time of the final adoption of such amendment, termination or repeal.

1.1 Amendment of this Paragraph. In addition to any requirements of law or of any other provisions of this Restated Certificate of Incorporation, the affirmative vote of the holders of not less than seventy percent (70%)


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of the total number of votes eligible to be cast by the holders of all outstanding shares of Capital Stock entitled to vote thereon shall be required to amend, alter, rescind or repeal any provision of this Paragraph 6.

1. Amendments.

1.1 Amendments of Certificate of Incorporation. In addition to any affirmative vote required by applicable law, any alteration, amendment, repeal or rescission (collectively, any "Change") of any provision of this Restated Certificate of Incorporation must be approved by a majority of the directors of the Corporation then in office and by the affirmative vote of the holders of a majority (or such greater proportion as may otherwise be required pursuant to any specific provision of this Restated Certificate of Incorporation) of the total votes eligible to be cast by the holders of all outstanding shares of Capital Stock entitled to vote thereon.

      Except as may otherwise be provided in this Restated Certificate of Incorporation, the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, and to add or insert herein any other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by law, and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the provisions contained in this Paragraph 7.1.

1.1 Amendments of By-laws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter, amend, rescind or repeal from time to time any of the By-laws of the Corporation in accordance with the terms thereof; provided, however, that any By-law made by the Board may be altered, amended, rescinded, or repealed by the holders of a majority of the shares of Capital Stock entitled to vote thereon at any annual meeting or at any special meeting called for that purpose. Notwithstanding the foregoing, any provision of the By-laws that contains a supermajority voting requirement shall only be altered, amended, rescinded, or repealed by a vote of the Board or holders of shares of Capital Stock entitled to vote thereon that is not less than the supermajority specified in such provision.

      The foregoing Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, IPC Information Systems, Inc. has caused this Amended and Restated Certificate of Incorporation to be duly executed by Gerald E. Starr, its President and Chief Executive Officer, and attested to by Brian L. Reach, its Assistant Secretary, this 15 day of June, 1999.

IPC Information Systems, Inc.


By: /s/ GERALD E. STARR
    ---------------------------------
    Gerald E. Starr
    President and Chief Executive Officer
    Executive Officer

Attest:


By: /s/ BRIAN L. REACH
    ---------------------------------
    Brian L. Reach
    Assistant Secretary


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